Exhibit 23.4

 The Board of Directors
 Keith Monument Companies:

 We consent to incorporation by reference in the registration statement (No. 33-33685) on Form S-8 of Rock of Ages Corporation of our report dated August 7, 1997, relating to the combined balance sheets of Keith Monument Companies (the "Companies") as of June 30, 1997 and 1996, and the related combined statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the October 21, 1997, prospectus on Form S-1 of Rock of Ages Corporation.


                               /s/  KPMG Peat Marwick LLP

 Louisville, Kentucky
 February 4, 1998